Exhibit 99.1
Golfsmith Names Sue E. Gove Executive Vice President and Chief Operating Officer
AUSTIN, Texas—(BUSINESS WIRE)—September 29, 2008—Golfsmith International Holdings, Inc. (NASDAQ: GOLF) today announced the appointment of Sue E. Gove as Executive Vice President and Chief Operating Officer. Ms. Gove will initially oversee finance, supply chain and distribution, human resources, information technology and loss prevention.
“We are delighted to add Sue Gove’s outstanding track record of success and deep retail experience to our executive team,” said Martin Hanaka, chief executive officer of Golfsmith. “We are also extremely confident that her management and multi-channel consulting experience will allow Golfsmith to become a more agile, effective and efficient organization. With Sue’s breadth of financial and operating expertise, it will also allow a number of our senior team members to focus more directly on customer facing activities and driving shareholder value.”
Sue E. Gove has been an independent consultant since April 2006, serving clients in specialty retail and private equity. She has been a member of the Board of Directors of AutoZone, Inc. since 2005 and also serves on its audit committee and nominating and governance committee. She was Executive Vice President and Chief Operating Officer of Zale Corporation from 2002 to March 2006 and a director of Zale Corporation from 2004 to 2006. She was Executive Vice President, Chief Financial Officer of Zale Corporation from 1998 to 2002 and remained in the position of Chief Financial Officer until 2003.
Ms. Gove holds a BBA degree in Accounting from the University of Texas at Austin. She also serves on the McCombs School of Business Advisory Council.
About Golfsmith
Golfsmith International Holdings, Inc. (NASDAQ:GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 72 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs. Cautionary Language
Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in our Form 10-K, filed March 6, 2008 under the caption “Risk Factors.”
CONTACT: ICR, Inc.
Joseph Teklits or Jean Fontana, 203-682-8200
www.icrinc.com
investor.Relations@golfsmith.com
SOURCE: Golfsmith International Holdings, Inc.